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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549




                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): SEPTEMBER 8, 2000



                               TBM HOLDINGS, INC.
             (Exact Name of Registrant as Specified in its Charter)


                    FLORIDA                                  0-18707                          59-2824411
(State or Other Jurisdiction of Incorporation)      (Commission File Number)       (IRS Employer Identification No.)
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                                 136 MAIN STREET
                           WESTPORT, CONNECTICUT 06880
                     (Address of Principal Executive Office)

                                  203-227-6140
              (Registrant's telephone number, including area code)


                                (NOT APPLICABLE)
          (Former Name or Former Address, if Changed Since Last Report)



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ITEM 5.       OTHER EVENTS.


         On September 8, 2000, TBM Holdings, Inc., a Florida corporation (the
"Company"), CLARK Material Handling Company, a Delaware corporation ("Clark"), and Blue Giant Limited, a Canadian company and a wholly-owned subsidiary of Clark ("Blue Giant"), executed a non-binding letter agreement outlining their intent to use their best efforts to negotiate and execute an agreement pursuant to which Long Reach Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Long Reach"), would purchase the assets and certain liabilities of Blue Giant and certain intellectual property from Blue Giant
Corporation, a subsidiary of Clark. Blue Giant is a manufacturer of material handling equipment, lift tables and dock equipment.

         The letter of intent proposes a purchase price of $11 million less Blue
Giant's bank debt, not to exceed $3 million, outstanding immediately prior to closing. Execution of a definitive purchase agreement and consummation of the transaction is contingent upon completion of due diligence, approval by the boards of directors of both Long Reach and Blue Giant, approval of the sale of certain property by the bankruptcy court currently adjudicating the Chapter 11 bankruptcy proceedings of Clark, the obtaining of satisfactory financing arrangements by Long Reach, execution of mutually satisfactory post-closing supply contracts between Blue Giant and Clark, and other customary conditions.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               TBM HOLDINGS, INC.


Dated:     September 22, 2000                  By:   /s/ William A. Schwartz
                                                   ----------------------------
                                                   William A. Schwartz

                                                   President










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